UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 17, 2011
(Date of earliest event reported)

VITACOST.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34468 (Commission File No.)	37-1333024 (IRS Employer Identification No.)

5400 Broken Sound Blvd. NW – Suite 500
Boca Raton, Florida 33487-3521
(Address of Principal Executive Offices)

(561) 982-4180
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2011, the Board of Directors of Vitacost.com, Inc. (the “Company”)  appointed Jeffrey J. Horowitz, age 63, as the Company’s Chief Executive Officer effective immediately.

Prior to his appointment as the Company’s Chief Executive Officer, Mr. Horowitz had been serving as the Company’s Interim Chief Executive Officer since August 2010. Over the five years prior to joining the Company, Mr. Horowitz was pursuing personal interests.  Mr. Horowitz founded Vitamin Shoppe, Inc. in 1977 and served as its President and Chief Executive Officer from 1977 to January 2004, during which time he oversaw its retail expansion from one store in 1977 to over 200 stores in 11 states.  In addition, Mr. Horowitz expanded Vitamin Shoppe’s business by establishing a catalog to solicit mail order sales in 1981 and pioneered the online vitamin sales industry in 1998 with the launch of VitaminShoppe.com.  Mr. Horowitz also led Vitamin Shoppe during its initial public offering on The NASDAQ Stock Market in 1999.  Mr. Horowitz served as President and Chief Executive Officer of VitaminShoppe.com, Inc. from July 1999 to January 2000.  Mr. Horowitz served as Chairman of the Board of Directors of VitaminShoppe.com, Inc. from June 1999 to January 2000, as a Director of VitaminShoppe.com, Inc. from May 1999 to 2007 and as a Director of Vitamin Shoppe Industries Inc. from its inception to 2007.

The Board believes that Mr. Horowitz’s knowledge and valuable insight into the health and wellness industry, his experience as the Chief Executive Officer of Vitamin Shoppe, Inc. and his service on several boards of directors provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve as the Company’s Chief Executive Officer.

Mr. Horowitz will also continue to serve as a member of the Company’s Board of Directors.  Mr. Horowitz will no longer receive cash or equity compensation as a director for so long as he is being paid his salary as an employee.

Employment Agreement

On February 17, 2011, in connection with his appointment as Chief Executive Officer, the Company and Mr. Horowitz entered into an employment agreement (the “Employment Agreement”) that has a 4 year term from its commencement date of August 16, 2010 and supersedes his previous consulting agreement with the Company.   In consideration for Mr. Horowitz’s services, the Company will pay Mr. Horowitz an annual salary of $400,000 and an annual bonus of up to $275,000 payable, except as set forth in the following sentence, pursuant to the satisfaction of performance goals under the Company’s annual incentive compensation plan for senior executives.  For the period from August 16, 2010 through December 31, 2010, Mr. Horowitz will be paid a guaranteed bonus of $75,000 and for the 2011 calendar year, Mr. Horowitz will be paid a guaranteed bonus of $275,000.  For the period from August 16, 2010 until the date hereof, Mr. Horowitz will be paid a lump sum equal to the difference between the annual salary that would have been paid under the Employment Agreement and the amount he was paid pursuant to his consulting agreement for such period.

On the date of which the Company’s shareholders approve a new equity compensation plan, Mr. Horowitz will be granted a nonqualified stock option to purchase 950,000  shares of the common stock of the Company.  The option will vest periodically so that it is fully vested on August 15, 2014.

Under the Employment Agreement, in the event Mr. Horowitz’s employment is terminated by the Company without cause or by Mr. Horowitz for good reason, Mr. Horowitz will be entitled to receive the following:

•	severance equal to 12 months of Mr. Horowitz’s annual salary or, if less, the salary that would have been paid had he remained employed through August 15, 2014;

•	prorated annual bonus for the year of termination; and

•	either (i) complete vesting of any stock options that had not yet vested or (ii) if the stock option described above has not been granted, $2,500,000.

If Mr. Horowitz’s employment is terminated due to his death or disability, he will be entitled to payment of a prorated annual bonus for the year of termination and, only if the stock option described above has not been granted, a payment of $2,500,000.

Mr. Horowitz’s receipt of the severance benefits discussed above is contingent on Mr. Horowitz signing and not revoking a release of claims against the Company.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

A copy of the press release announcing Mr. Horowitz’s appointment as the Company’s Chief Executive Officer is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement between the Company and Jeffrey J. Horowitz

99.1	Press Release dated February 22, 2011, announcing Mr. Horowitz’s appointment as the Company’s Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2011

VITACOST.COM, INC.

By:	/s/ Stephen Markert, Jr.
Name:	Stephen Markert, Jr.
Title:	Chief Financial Officer

EXHIBIT INDEX

10.1     Employment Agreement between the Company and Jeffrey J. Horowitz

 99.1    Press Release dated February 22, 2011, announcing Mr. Horowitz’s appointment as the Company’s Chief Executive Officer.